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                                                                   EXHIBIT 5.01

November 24, 1997


Consolidation Capital Corporation
1747 Pennsylvania Avenue, N.W., Suite 900
Washington, D.C. 20006

Re:  Issuance of shares of Common Stock and Convertible Non-Voting Common Stock
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     Pursuant to Registration Statement on Form S-1
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Dear Ladies and Gentlemen:

We have acted as counsel to Consolidation Capital Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-1, File No. 333-36193 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to an aggregate of 27,850,000 shares (the Common Stock Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), of which, (i) up to 24,000,000 is to be sold by the Company to the underwriters (the "Underwriters") for whom Friedman, Billings, Ramsey & Co., Inc. is acting as representative pursuant to an underwriting agreement to be entered into between the Company and the Underwriters (the "Underwriting Agreement"), (ii) up to 3,600,000 is reserved for sale to the Underwriters solely for the purpose of covering their over-allotment option, and (ii) 250,000 shares of Common Stock is to be sold directly by the Company to Jonathan J. Ledecky pursuant to a purchase agreement to be entered into between the Company and Mr. Ledecky (the "Ledecky Purchase Agreement"). In addition, the Registration Statement relates to the public offering of 500,000 shares (the "Convertible Non-Voting Common Shares"), of Convertible Non-Voting Common Stock, par value $.001 per share, which is to be sold by the Company to FBR Asset Investment Corporation, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc. ("FBR Asset"), pursuant to a purchase agreement to be entered into between the Company and FBR Asset (the "FBR Asset Purchase Agreement").

In so acting, we have examined the Registration Statement, including the Underwriting Agreement, the Ledecky Purchase Agreement, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws. We have also examined such other public


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Consolidation Capital Corporation
November 23, 197
Page 2


and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies.

On the basis of the foregoing, we are of the opinion that the Common Stock Shares and the Convertible Non-Voting Common Shares, when issued and sold in accordance with the plan of distribution set forth in the Registration Statement, the Underwriting Agreement, the Ledecky Purchase Agreement and the FBR Asset Agreement, as applicable, will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the Delaware General Corporation Law, as amended.

We hereby consent to the use of this opinion as Exhibit 5.01 to the Registration Statement and to he use of our name in the Prospectus forming a part thereof under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.


Very truly yours